[Exhibit 65]

                           [ITT Letterhead]







                                                 DATE:  June 30, 1997
                                              CONTACT:  Jim Gallagher
                                            TELEPHONE:  212-258-1261


                                                FOR IMMEDIATE RELEASE



               ITT COMPLETES SALE OF 5 HOTELS TO FELCOR
                     AS PART OF STRATEGIC ALLIANCE

     NEW YORK, NY, June 30, 1997 -- ITT Corporation (NYSE:ITT) today said it has completed the sale of five ITT Sheraton Hotels for $200 million in cash to FelCor Suite Hotels, Inc. (NYSE:FCH) as part of a long-term strategic alliance between the companies.

     Under the terms of the transaction Sheraton has a contract to manage the hotels for 20 years. The companies announced an agreement in principle on May 19 and a definitive agreement on June 9.

     As part of this strategic alliance, ITT Sheraton will provide its expertise in the hotel business by helping identify quality acquisition opportunities for FelCor and by making available the Sheraton brand through long-term management agreements. FelCor will provide the capital to acquire certain existing Sheraton Hotels as well as other hotels that will be converted to the Sheraton brand.

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